Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus effective February 9, 2026)	Registration No. 333-293126

5,259,999 Shares of Common Stock

Up to 5,714,286 Series X Warrants to purchase up to 11,428,572 Shares of Common Stock

Up to 400,000 Placement Agent Warrants to purchase up to 400,000 Shares of Common Stock

This Prospectus Supplement supplements and amends the Prospectus dated February 4, 2026 and effective February 9, 2026 (the “Prospectus”), relating to the purchase of 5,259,999 shares of common stock (the “Common Stock”), up to 5,714,286 series x warrants to purchase up to 11,428,572 shares of Common Stock (the “Series X Warrants”), and up to 400,000 placement agent warrants to purchase up to 400,000 shares of Common Stock (the “Placement Agent Warrants”) of Iveda Solutions, Inc. (the “Company”).

This Prospectus Supplement is being filed to include the information set forth in our Annual Report on Form 10-K for the period ended December 31, 2025, filed by the Company with the Securities and Exchange Commission on March 31, 2026 (the “Form 10-K”). The Form 10-K is attached hereto.

This Prospectus Supplement is not complete without and may not be delivered or utilized except in connection with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 11 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 1, 2026